                                                                    Exhibit 10.1

                                   MEMORANDUM


Date:            June 26, 1997

To:              Bernie Ebbers

From:            Jim Crowe

Subject:         Resignation


As we agreed this morning during our meeting in Jackson, I resigned as WorldCom's Chairman, member of the Board of Directors, and as an employee, effective immediately. This is a modification of our February 11, 1997 agreement, which will of course otherwise remain effective.

In addition to what we discussed, I think it is also appropriate to further modify the agreement to immediately eliminate any requirements that WorldCom continue to make payments or extend benefits to me including salary, community donation allowance, availability of an office and secretarial support. I further believe it would be appropriate to modify the agreement to allow me the right to exercise my outstanding stock options immediately rather than wait until November 24, 1997, and to clarify the fact that my one-year option exercise period started today. If you agree to these additional modifications to our February 11, 1997 agreement, please sign below.

Please call if we need to discuss any of these matters.

JQC/dms


Agreed:


 /s/ BERNARD J. EBBERS
----------------------
Bernard J. Ebbers